Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

Each of the undersigned acknowledge and agree that the foregoing Amendment No. 2 to Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. The undersigned hereby further agree that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Date: July 31, 2025

Corvus Capital Ltd.

	By:	/s/ Andrew Regan
Andrew Regan
Chief Executive Officer

Date: July 31, 2025

Algo Holdings, Inc.

	By:	/s/ Alexander Lambert
Alexander Lambert
Director

Date: July 31, 2025

MANOIRA CORPORATION

	By:	/s/ Andrew Regan
Andrew Regan
Director

Date: July 31, 2025

Andrew Regan

/s/ Andrew Regan